QuickLinks -- Click here to rapidly navigate through this document

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 29, 2002

$15,500,000

Credit Suisse First Boston (USA), Inc.

Five-Year Contingent Protection Securities
due September 30, 2008
Linked to the S&P 500® Index

Issuer:	Credit Suisse First Boston (USA), Inc.
Maturity Date:	September 30, 2008
Coupon:	We will not pay interest on the Securities (as defined herein) being offered by this prospectus supplement.
Underlying Index:	The index return will be based on the performance of the S&P 500® Index during the term of the Securities.
Redemption Amount:	You will receive a redemption amount in cash at maturity that will equal the amount you invested in the Securities, or your Investment Amount, multiplied by the sum of 1 plus the index return. If at all times during the term of the Securities the level of the S&P 500® Index remains above the Loss of Protection Trigger, which is equal to 58.0% of the closing level of the S&P 500® Index on September 30, 2003, or the Initial Index Level, the index return will equal the greater of zero and any percentage increase in the level of the S&P 500® Index. Therefore, you will participate in any appreciation in the S&P 500® Index over the term of the Securities and will receive at least your Investment Amount at maturity. If at any time during the term of the Securities the level of the S&P 500® Index falls to or below the Loss of Protection Trigger, the index return will equal the percentage increase or decrease in the level of the S&P 500® Index. Therefore, you will participate in any appreciation or depreciation in the level of the S&P 500® Index, you will no longer be assured of receiving at least your Investment Amount at maturity, and you could receive zero. This would be the case if at any time during the term of the Securities the level of the S&P 500® Index falls to or below the Loss of Protection Trigger, even if it later exceeds that trigger or is above the Loss of Protection Trigger at maturity. The Initial Level is 995.97, which is the closing level of the S&P 500® Index on September 30, 2003. The Loss of Protection Trigger expressed numerically is 577.66.
Listing:	The Securities have been approved for listing on the American Stock Exchange, subject to official notice of issuance, under the symbol "IPJ.A".

Investing in the Securities involves risks. See "Risk Factors" beginning on page S-7.

	Price to the Public	Underwriting Discounts and Commissions(1)	Proceeds to the Company(1)
Per Security	100%	2.558%	100%
Total	$15,500,000	$396,525	$15,500,000
(1)
The underwriting discounts and commissions will be paid on our behalf by Credit Suisse First Boston International, an affiliate of ours. See "Underwriting" on page S-31.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

        Delivery of the Securities in book-entry form only will be made through The Depository Trust Company on or about October 6, 2003. You may elect to hold interests in the Securities through Clearstream, Luxembourg and Euroclear.

Credit Suisse First Boston

The date of this prospectus supplement is October 1, 2003.

        You should rely only on the information contained in this document or to which we referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these Securities. The information in this document may only be accurate on the date of this document.

        We are offering the Securities globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Securities in some jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell these Securities and we are not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom such offer or sale is not permitted. We refer you to "Underwriting" on page S-31 of this prospectus supplement.

        In this prospectus supplement and accompanying prospectus, unless otherwise specified or the context otherwise requires, references to "we", "us" and "our" are to Credit Suisse First Boston (USA), Inc. and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

        "Standard & Poor's", "S&P", "S&P 500®", "Standard & Poor's 500" and "500" are trademarks of Standard & Poor's Corporation, or S&P, and have been licensed for use by Credit Suisse First Boston (USA), Inc. and its affiliates, as Licensee.

SUMMARY

        The following is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. You should read this prospectus supplement and the accompanying prospectus carefully to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. You should, in particular, review the "Risk Factors" section, which sets forth a number of risks related to the Securities. All of the information set forth below is qualified in its entirety by the detailed explanations set forth elsewhere in this prospectus supplement and the accompanying prospectus.

What are the Five-Year Contingent Protection Securities?

        The Five-Year Contingent Protection Securities, or the "Securities", are medium-term securities issued by us, the return on which is linked to the performance of the S&P 500® Index. You will receive a redemption amount in cash at maturity that will equal the amount you invested in the Securities multiplied by the sum of 1 plus the index return. If at all times during the term of the Securities the level of the S&P 500® Index remains above the Loss of Protection Trigger, which is 58.0% of the Initial Index Level, the index return will equal the greater of zero and any percentage increase in the level of the S&P 500® Index. Therefore, you will participate in any appreciation in the S&P 500® Index over the term of the Securities and will receive at least your Investment Amount at maturity. If at any time during the term of the Securities the level of the S&P 500® Index falls to or below the Loss of Protection Trigger, the index return will equal the percentage increase or decrease in the level of the S&P 500® Index. Therefore, you will participate in any appreciation or depreciation in the level of the S&P 500® Index, you will no longer be assured of receiving at least your Investment Amount at maturity, and you could receive zero. This would be the case if at any time during the term of the Securities the level of the S&P 500® Index falls to or below the Loss of Protection Trigger, even if it later exceeds that trigger or is above the Loss of Protection Trigger at maturity. The Initial Index Level is 995.57. The Loss of Protection Trigger expressed numerically is 577.66. For a description of how the redemption amount at maturity will be calculated, please refer to "How is the Redemption Amount Calculated?" on page S-4 and "Description of the Securities—Redemption Amount" on page S-18.

        The Securities are linked to the S&P 500® Index, which is designed to measure the performance of the broad U.S. domestic economy through the changes in aggregate market value of 500 stocks representing all major U.S. industries.

Are there risks involved in investing in the Securities?

        An investment in the Securities involves risks. The significant risks are described in more detail in "Risk Factors" on page S-7. Some of these risks are summarized below.

        If on any day during the term of the Securities the S&P 500® Index falls to or below the Loss of Protection Trigger, you will no longer be assured of receiving at least your Investment Amount at maturity and you will bear the full effect of any depreciation in the S&P 500® Index.

        An investment in the Securities is assured of receiving at least the amount you invested in the Securities at maturity only for so long as the level of the S&P 500® Index remains above the Loss of Protection Trigger. If, on any day during the term of the Securities, the level of the S&P 500® Index falls to or below the Loss of Protection Trigger, a decline of 42.0% or more from the Initial Index Level, you will no longer be assured of receiving at least your Investment Amount at maturity, even if the level of the S&P 500® Index subsequently increases above the Loss of Protection Trigger prior to maturity, and you will be fully exposed to any decline in the level of the S&P 500® Index. Consequently, if at maturity the final level of the S&P 500® Index, or the Final Index Level, is less than the Initial Index Level, you will receive less at maturity than you originally invested, and you could receive nothing.

        The yield on the Securities may be lower than the return on an ordinary debt security with similar maturity.

        We will not pay interest on the Securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including our debt securities, since the redemption amount at maturity is based on the appreciation or depreciation of the S&P 500® Index and whether it remains above the Loss of Protection Trigger for the term of the Securities. Because the redemption amount due at maturity may be less than the amount originally invested in the Securities, the return on the Securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each Security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

Will I receive interest on the Securities?

        You will not receive any interest payments on the Securities for the term of the Securities.

Will I receive any dividend payments on, or have shareholder rights in, the stocks comprising the S&P 500® Index?

        As a holder of the Securities, you will not receive any dividend payments or other distributions on the stocks comprising the S&P 500® Index or have voting or any other rights that holders of the stocks comprising the S&P 500® Index may have.

Will there be an active trading market in the Securities?

        The Securities have been approved for listing on the American Stock Exchange, subject to official notice of issuance, under the symbol "IPJ.A". You should recognize that this listing may not ensure that a liquid trading market is available for the Securities. Credit Suisse First Boston LLC currently intends to make a market in the Securities, although it is not required to do so and may stop making a market at any time.

        If you have to sell your Securities prior to maturity, you may have to sell them at a substantial loss.

What are the U.S. federal income tax consequences of investing in the Securities?

        We and, by your acceptance of a Security, you agree to treat your Securities for U.S. federal income tax purposes as a pre-paid, cash-settled forward contract with respect to the stocks that comprise the S&P 500® Index. Please refer to the discussion under "Certain United States Federal Income Tax Considerations" on page S-30.

How is the redemption amount calculated?

        The redemption amount at maturity will equal an amount in dollars per Security determined in accordance with the following formula:

Redemption Amount = Investment Amount × (1 + Index Return)

The index return is expressed as a percentage and is calculated as follows:

  •
  If at all times during the term of the Securities the level of the S&P 500® Index remains above the Loss of Protection Trigger, the index return will be the greater of:

(a)	Zero; and

(b)	[	Final Index Level—Initial Index Level Initial Index Level	]

Thus, in the event that the level of the S&P 500® Index remains above the Loss of Protection Trigger for the term of the Securities, the redemption amount will equal at least your Investment Amount.

  •
  If on any day during the term of the Securities the level of the S&P 500® Index falls to or below the Loss of Protection Trigger, the index return will be:

[	Final Index Level—Initial Index Level Initial Index Level	]

Therefore, if on any day during the term of the Securities the level of the S&P 500® Index falls to or below the Loss of Protection Trigger, whether or not it subsequently increases above that trigger, the index return will be the actual percentage change in the level of the S&P 500® Index, which may be negative.

        For purposes of calculating the index return, the Initial Index Level equals 995.97, which is the closing level of the S&P 500® Index on September 30, 2003. The Final Index Level will equal the closing level of the S&P 500® Index on September 25, 2008. Please refer to "Description of the Securities—Redemption Amount" on page S-18 and "—Market Disruption Events" on page S-19.

What are some hypothetical redemption amounts at maturity of the Securities?

        Because the return on the Securities depends upon whether the S&P 500® Index remains above the Loss of Protection Trigger during the term of the Securities and on the increase or decrease in the S&P 500® Index from the Initial Index Level to the Final Index Level, it is not possible to present a complete range of possible redemption amounts at maturity for the Securities. The tables below set forth a sampling of hypothetical redemption amounts for the Securities at maturity.

If the S&P 500® Index remains above the Loss of Protection Trigger during the term of the Securities

Principal Amount of Securities	Percentage Difference Between Initial Index Level and Final Index Level	Redemption Amount at Maturity
$1,000	<-42%	$1,000
$1,000	-40%	$1,000
$1,000	-30%	$1,000
$1,000	-20%	$1,000
$1,000	-10%	$1,000
$1,000	0	$1,000
$1,000	+3%	$1,030
$1,000	+5%	$1,050
$1,000	+10%	$1,100

If the S&P 500 Index falls to or below the Loss of Protection Trigger at any time during the term of the Securities

Principal Amount of Securities	Percentage Difference Between Initial Index Level and Final Index Level	Redemption Amount at Maturity
$1,000	-100%	$0
$1,000	-90%	$100
$1,000	-80%	$200
$1,000	-70%	$300
$1,000	-60%	$400
$1,000	-50%	$500
$1,000	-40%	$600
$1,000	-30%	$700
$1,000	-20%	$800
$1,000	-10%	$900
$1,000	0	$1,000
$1,000	+3%	$1,030
$1,000	+5%	$1,050
$1,000	+10%	$1,100

        These examples are for illustration purposes only. The actual index return will depend on the performance of the S&P 500® Index during the term of the Securities, the Initial Index Level and the Final Index Level determined by the calculation agent as provided in this prospectus supplement.

Who publishes the S&P 500® Index and what does it measure?

        The S&P 500® Index is published by S&P. The S&P 500® Index is a capitalization-weighted index, meaning that each underlying stock's weight in the index is based on its total market capitalization. The level of the S&P 500® Index does not reflect the value of dividend payments or other distributions on the stocks comprising the S&P 500® Index. The S&P 500® Index is designed to measure performance of the broad U.S. domestic economy through changes in the aggregate market value of 500 stocks representing all major U.S. industries.

        As of September 12, 2003, the major industry groups covered in the S&P 500® Index (listed according to their respective capitalization in the S&P 500® Index) were as follows: Financials (20.3%), Information Technology (17.7%), Health Care (13.9%), Consumer Staples (11.3%), Consumer Discretionary (11.1%) and Industrials (10.7%). A list of the companies comprising the S&P 500® Index can be found on the internet at http://www2.standardandpoors.com/spf/xls/index/500_20030506_C.xls.

        The securities included in the S&P 500® Index are evaluated on an annual basis. However, the composition of the S&P 500® Index is examined quarterly and such examination may result in changes in the stocks comprising the S&P 500® Index. Changes in the stocks comprising the S&P 500® Index may also occur from time to time when, for example, S&P determines that a company or companies included in the S&P 500® Index are involved in mergers, acquisitions or restructurings such that they no longer meet the criteria for inclusion.

        The level of the S&P 500® Index can be found in a variety of publicly available sources.

How has the S&P 500® Index performed historically?

        A table and graph containing the annual appreciation or depreciation of the S&P 500® Index for each year from the year ending December 31, 1982 have been provided in the section "The S&P 500® Index—Performance of the S&P 500® Index" in this prospectus supplement. Past performance is not necessarily indicative of how the S&P 500® Index will perform in the future.

RISK FACTORS

        A purchase of the Securities involves risks. This section describes significant risks relating to the Securities. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

If on any day during the term of the Securities the S&P 500® Index falls to or below the Loss of Protection Trigger you will no longer be assured of receiving at least your Investment Amount at maturity and you will bear the full effect of any depreciation in the S&P 500® Index.

        You are assured of receiving at least the amount you invested in the Securities at maturity only if the level of the S&P 500® Index remains above the Loss of Protection Trigger for the term of the Securities. If on any day during the term of the Securities the level of the S&P 500® Index falls to or below the Loss of Protection Trigger, you will no longer be assured of receiving at least your Investment Amount at maturity, even if the level of the S&P 500® Index subsequently increases above the Loss of Protection Trigger prior to maturity, and you will be fully exposed to any decline in the level of the S&P 500® Index. Consequently, if at maturity the Final Index Level is less than the Initial Index Level, you will receive less at maturity than you originally invested, and you could receive nothing.

The yield on the Securities may be lower than the return on an ordinary debt security with similar maturity

        We will not pay interest on the Securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including our debt securities, since the redemption amount at maturity is based on the appreciation or depreciation of the S&P 500® Index and whether it remains above the Loss of Protection Trigger for the term of the Securities. Because the redemption amount due at maturity may be less than the amount originally invested in the Securities, the return on the Securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each Security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

An investment in the Securities is not the same as an investment in the stocks underlying the S&P 500® Index

        The payment of dividends on the stocks which comprise, or underlie, the S&P 500® Index has no effect on the calculation of the index level for the S&P 500® Index. Therefore, the return on your investment based on the percentage change in the S&P 500® Index is not the same as the total return based on the purchase of those underlying stocks held for a similar period.

There may be little or no secondary market for the Securities

        There is currently no secondary market for the Securities. Although the Securities have been approved for listing on the American Stock Exchange, subject to official notice of issuance, we cannot assure you that a secondary market for the Securities will develop. Credit Suisse First Boston LLC currently intends to make a market in the Securities, although it is not required to do so and may stop making a market at any time. If you have to sell your Securities prior to maturity, you may have to sell them at a substantial loss.

You have no recourse to S&P or to the issuers of the stocks comprising the S&P 500® Index

        You will have no rights against S&P as the sponsor of the S&P 500® Index or against any issuer of a stock comprising the S&P 500® Index. The Securities are not sponsored, endorsed, sold or promoted by S&P or by any such issuer. Neither S&P nor any such issuer has passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities. Neither S&P nor any such issuer makes any representation or warranty, express or implied, to you or any member of the public regarding the advisability of investing in securities generally or the Securities particularly, or the ability of the S&P 500® Index to track general stock performance. S&P's only relationship to us is in the licensing of the S&P 500®, S&P 500® Index and S&P trademarks or service marks, and certain trade names of S&P and the use of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to us or the Securities. S&P has no obligation to take our needs or your needs into consideration in determining, composing or calculating the S&P 500® Index. Neither S&P nor any issuer of a stock comprising the S&P 500® Index is responsible for, and none of them has participated in the determination of, the timing, prices or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. Neither S&P nor any such issuer has any liability in connection with the administration, marketing or trading of the Securities.

The United States federal income tax consequences of the Securities are uncertain

        No ruling is being requested from the Internal Revenue Service, or the IRS, with respect to the Securities and the federal income tax treatment of the Securities is not free from doubt. Accordingly, we cannot assure you that the IRS or any court will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations" in this prospectus supplement.

The market price of the Securities may be influenced by many unpredictable factors

        Many factors, most of which are beyond our control, will influence the value of the Securities, including:

        The level of the S&P 500® Index.    We expect that the market value of the Securities will likely depend substantially on the relationship between the Initial Index Level, which is 995.97, and the future level of the S&P 500® Index. If you choose to sell your Securities when the level of the S&P 500® Index exceeds the Initial Index Level, you may receive substantially less than the amount that would be payable at maturity based on that level of the S&P 500® Index because of expectations that the S&P 500® Index will continue to fluctuate between that time and the time when the final level of the S&P 500® Index is determined. If you choose to sell your Securities when the level of the S&P 500® Index is below the Initial Index Level, particularly if it has ever fallen to or below the Loss of Protection Trigger, you may receive less than your original investment;

        Interest and yield rates in the market.    We expect that the market value of the Securities will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the Securities may decrease, and if U.S. interest rates decrease, the value of the Securities may increase. Interest rates may also affect the economy and, in turn, the level of the S&P 500® Index, which would affect the value of the Securities;

        The volatility of the S&P 500® Index.    Volatility is the term used to describe the frequency and magnitude of changes, and if the level of the S&P 500® Index is volatile, the trading value of the Securities may be reduced;

        Economic, financial, political and regulatory or judicial events that affect the securities underlying the S&P 500® Index or stock markets generally and which may affect the appreciation of the S&P 500® Index. General economic conditions and earnings results of the companies whose common stocks comprise the S&P 500® Index and real or anticipated changes in those conditions or results, as well as legislative, regulatory and other changes affecting those companies, may affect the value of the S&P 500® Index and the market value of the Securities;

        The time remaining to the maturity of the Securities.    The less time there is remaining until maturity, the greater the effect the then-current level of the S&P 500® Index will have on the value of the Securities;

        The dividend rate on the stocks underlying the S&P 500® Index.    If the dividend yields on the stocks underlying the S&P 500® Index increase, the value of the Securities may be adversely affected because the S&P 500® Index does not incorporate the value of dividend payments. Conversely, if dividend yields on the stocks decrease, the value of the Securities may be favorably affected; and

        Credit Suisse First Boston (USA), Inc.'s creditworthiness.    Actual or anticipated changes in our credit ratings, financial condition or results of operations may affect the value of the Securities.

        Some or all of these factors may influence the price that holders will receive if they sell their Securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Historical performance of the S&P 500® Index is not indicative of future performance

        The future performance of the S&P 500® Index cannot be predicted based on its historical performance. We cannot guarantee that the level of the S&P 500® Index will increase or that you will not receive at maturity an amount substantially less than the amount you invested in the Securities.

Adjustments to the S&P 500® Index could adversely affect the Securities

        S&P is responsible for calculating and maintaining the S&P 500® Index. S&P can add, delete or substitute the stocks underlying the S&P 500® Index or make other methodological changes that could change the value of the S&P 500® Index at any time. S&P may discontinue or suspend calculation or dissemination of the S&P 500® Index. If one or more of these events occurs, the calculation of the redemption amount at maturity will be adjusted to reflect such event or events, and any of these events could adversely affect the redemption amount at maturity and/or the market value of the Securities. Please refer to "Description of the Securities—Adjustments to the Calculation of the S&P 500® Index".

There may be potential conflicts of interest

        We, Credit Suisse First Boston LLC and/or any other affiliate may from time to time buy or sell stocks underlying the S&P 500® Index or derivative instruments related to the S&P 500® Index for our or their own accounts in connection with our or their normal business practices. Although we do not expect them to, these transactions could affect the price of such stocks or the value of the S&P 500® Index, and thus affect the market price of the Securities. See "Use of Proceeds and Hedging".

        In addition, because Credit Suisse First Boston International, which is initially acting as the calculation agent for the Securities, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

        Finally, we and our affiliates may, now or in the future, engage in business with the issuers of the stocks underlying the S&P 500® Index, including providing advisory services. These services could include investment banking and mergers and acquisitions advisory services. These activities could present a conflict of interest between us or our affiliates and you. We or our affiliates have also published and expect to continue to publish research reports regarding some or all of the issuers of the stocks comprising the S&P 500® Index. This research is modified periodically without notice and may express opinions or provide recommendations that may affect the market price of the stocks comprising the S&P 500® Index and/or the level of the S&P 500® Index and, consequently, the market price of the Securities.

A market disruption event may postpone the calculation of the final level of the S&P 500® Index or the maturity date

        If the calculation agent determines that on the valuation date for the Final Index Level a market disruption event exists, then such valuation date will be postponed to the first succeeding index business day on which the calculation agent determines that no market disruption event exists, unless the calculation agent determines that a market disruption event exists on each of the five index business days immediately following the valuation date. In that case, the fifth index business day after the original valuation date will be deemed to be the valuation date for the Final Index Level, notwithstanding the existence of a market disruption event, and the calculation agent will determine the closing level of the S&P 500® Index on that fifth succeeding index business day.

        In the event that a market disruption event exists on the valuation date for the Final Index Level, the maturity date of the Securities will be the later of September 30, 2008 and the third index business day following the day on which the Final Index Level is calculated. Consequently, the existence of a market disruption event could result in a postponement of the maturity date, but no interest or other payment will be payable because of such postponement.

        Please refer to "Description of the Securities—Maturity Date" on page S-17 and "—Market Disruption Events" on page S-19.

CREDIT SUISSE FIRST BOSTON (USA), INC.

        We are a leading integrated investment bank serving institutional, corporate, government and high-net-worth individual clients. We are the product of a business combination. On November 3, 2000, Credit Suisse Group, or CSG, acquired Donaldson, Lufkin & Jenrette, Inc., or DLJ. CSG is a global financial services company providing a broad range of products and services, which includes securities underwriting, sales and trading, investment banking, financial advisory services, private equity investments, full service brokerage services, derivatives and risk management products and research. Credit Suisse First Boston Corporation (now called Credit Suisse First Boston LLC), CSG's principal U.S. registered broker-dealer subsidiary, became a subsidiary of DLJ, and DLJ changed its name to Credit Suisse First Boston (USA), Inc. We are now part of the Credit Suisse First Boston business unit, or CSFB, of CSG.

        For further information about our company, we refer you to the accompanying prospectus and the documents referred to under "Incorporation by Reference" on page S-35 of this prospectus supplement and "Where You Can Find More Information" on page 2 of the accompanying prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

		Year Ended December 31,
	Six Months Ended June 30, 2003
		2002		2001		2000		1999	1998
Ratio of earnings to fixed charges(1)	1.10	0.91	(2)	0.96	(3)	0.73	(4)	1.18	1.13

(1)
For the purpose of calculating the ratio of earnings to fixed charges, (a) earnings consist of income before the provision for income taxes and fixed charges and (b) fixed charges consist of interest expenses and one-third of rental expense, which is deemed representative of an interest factor.

(2)
The dollar amount of the deficiency in the ratio of earnings to fixed charges was $471 million for the year ended December 31, 2002.

(3)
The dollar amount of the deficiency in the ratio of earnings to fixed charges was $360 million for the year ended December 31, 2001.

(4)
The dollar amount of the deficiency in the ratio of earnings to fixed charges was $1.8 billion for the year ended December 31, 2000.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        We are providing or incorporating by reference in this prospectus supplement selected historical financial information of Credit Suisse First Boston (USA), Inc. We derived this information from the consolidated financial statements of Credit Suisse First Boston (USA), Inc. for each of the periods presented. The information is only a summary and should be read together with the detailed information and financial statements included in the documents referred to under "Incorporation by Reference" on page S-35 of this prospectus supplement and "Where You Can Find More Information" on page 2 of the accompanying prospectus.

        Our interim consolidated statement of operations data and statement of financial condition data as of and for the six months ended June 30, 2003 and 2002 are unaudited and include, in our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. You should not rely on interim results as being indicative of results we may expect for the full year.

	As of and for the six months ended June 30,			As of and for the year ended December 31,
	2003		2002	2002	2001	2000	1999	1998
	(unaudited)			(in millions)
Selected Consolidated Statement of Operations Data(1)(2)(3):
Revenues:
Total net revenues	$2,645		$3,558	$5,739	$6,531	$4,768	$4,561	$3,273
Total expenses	2,396		2,784	5,430	6,886	6,636	3,821	2,794
Income (loss) from continuing operations before provision (benefit) for income taxes, discontinued operations, extraordinary items and cumulative effect of a change in accounting principle(2)	249		774	309	(355)	(1,868)	740	479
Net income (loss)	1,064	(4)	548	261	(144)	(1,076)	601	371

Selected Consolidated Statement of Financial Condition Data(1)(2)(3):
Total assets	$244,037		$235,490	$236,385	$217,386	$212,219	$109,012	$72,226
Long-term borrowings	24,140		22,227	23,094	15,663	11,258	5,160	3,482
Redeemable trust securities	—		—	—	—	200	200	200
Total stockholders' equity	9,067		7,874	7,717	6,888	6,506	3,907	2,928

(1)
We are part of CSFB, but our results do not reflect the overall performance of CSFB or CSG. The consolidated statement of operations data and consolidated statement of financial condition data as of and for the years ended December 31, 1999 and 1998 represent the data of DLJ. The consolidated statement of operations data for the year ended December 31, 2000 represent the results of operations of only DLJ for the period from January 1, 2000 to November 2, 2000 and both DLJ and Credit Suisse First Boston LLC for the period from November 3, 2000 to December 31, 2000. The consolidated statement of operations data for the six months ended June 30, 2003 and 2002 and for the years ended December 31, 2002 and 2001 represent the results of operations of both DLJ and Credit Suisse First Boston LLC. The consolidated statement of financial condition data as of June 30, 2003 and 2002 and as of December 31, 2002, 2001 and 2000 represent the data of both DLJ and Credit Suisse First Boston LLC. Due to the inclusion of Credit Suisse First Boston LLC data from November 3, 2000 through June 30, 2003, our financial statements may not be fully comparable with prior periods.

Prior year numbers have been changed to conform to current year presentation.

(2)
On May 1, 2003, we sold Pershing to The Bank of New York Company, Inc. for $2 billion in cash, the repayment of a $480 million subordinated loan and an additional contingent payment of up to $50 million based on future performance. In connection with the closing, we entered into an amendment to the sale agreement that required us to deliver Pershing with a total equity value of $645 million, an increase of $45 million. We reported a pre-tax gain on the sale of Pershing of approximately $1.3 billion and an after-tax gain of $852 million in the second quarter of 2003. We have presented the assets and liabilities of Pershing as of December 31, 2002 as "Assets held for sale" and "Liabilities held for sale" in our consolidated statements of financial condition. The operating results of Pershing, including the gain on the sale, have been presented as "Discontinued operations" for all periods presented in the consolidated statements of income. As a result, the selected consolidated financial information may not be fully comparable between periods.

(3)
Commencing in the first quarter of 2003, the transfer of Credit Suisse First Boston Management LLC, or Management LLC, is accounted for at historical cost in a manner similar to pooling-of-interest accounting because Management LLC and we were under the common control of Credit Suisse First Boston, Inc., an indirect wholly owned subsidiary of CSG, at the time of the transfer. The consolidated statement of income data for the six months ended June 30, 2003 and 2002 include the results of operations of Management LLC. Such results of operations are not reflected in any other period. The consolidated statement of financial condition data as of June 30, 2003 include the financial position of Management LLC. The financial position of Management LLC is not reflected in any other period.

(4)
Net income includes the after-tax gain of $852 million from the sale of Pershing on May 1, 2003, which gain is included in discontinued operations.

USE OF PROCEEDS AND HEDGING

        The net proceeds from this offering will be $15,497,000, after deducting certain offering expenses. The underwriting discounts and commissions will be paid on our behalf by Credit Suisse First Boston International, an affiliate of ours, and will not be deducted from the gross proceeds of this offering. See "Underwriting" on page S-31. We intend to use the net proceeds for our general corporate purposes, which may include the rationalization of our debt capital structure and hedging our obligations under the Securities.

        One or more of our affiliates before and following the issuance of the Securities may acquire or dispose of listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, the S&P 500® Index to hedge our obligations under the Securities. In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor affecting the level of the S&P 500® Index. Although we and our affiliates have no reason to believe that our hedging activities will have a material impact on the level of the S&P 500® Index, we cannot assure you that the price will not be affected.

        From time to time after issuance and prior to the maturity of the Securities, depending on market conditions (including the level of the S&P 500® Index), in connection with hedging certain of the risks associated with the Securities, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the S&P 500® Index. In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future. To the extent that we or one or more of our affiliates have a long hedge position in options contracts in, or other derivative or synthetic instruments related to, the S&P 500® Index, we or one or more of our affiliates may liquidate a portion of those holdings at or about the time of the maturity of the Securities. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Our or our affiliates' hedging activities will not be limited to any particular securities exchange or market.

CAPITALIZATION

        The table below shows our consolidated capitalization as of June 30, 2003. The "As Adjusted" column reflects the issuance of the Securities in this offering. Except as disclosed in this prospectus supplement, there has been no material change in our capitalization since June 30, 2003. You should read this table along with our consolidated financial statements, which are included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2003
	Actual(1)	As Adjusted
	(in millions)
Debt:
Commercial paper and short-term borrowings	$17,117	$17,117

Long-term borrowings(1)(2)	24,140	24,156

Total long-term debt	24,140	24,156

Stockholders' Equity:
Common Stock $.10 par value (50,000 shares authorized; 1,100 shares issued and outstanding)(3)	—	—
Paid-in capital	7,555	7,555
Retained earnings	1,668	1,668
Accumulated other comprehensive income (loss)	(156)	(156)

Total stockholders' equity	9,067	9,067

Total capitalization(2)	$50,324	$50,340

(1)
Includes current portion of long-term borrowings of $2.7 billion.

(2)
Does not include $1,000,000,000 aggregate principal amount of our 5 1/2% Notes due August 15, 2013 issued on August 15, 2003 or $300,000,000 aggregate principal amount of our 6 1/8% Notes due 2011 issued on August 21, 2003.

(3)
All of such shares are owned by Credit Suisse First Boston, Inc., an indirect wholly owned subsidiary of CSG.

DESCRIPTION OF THE SECURITIES

        This description of the terms of the Securities adds information to the description of the general terms and provisions of debt securities in the accompanying prospectus. If this description differs in any way from the description in the accompanying prospectus, you should rely on this description.

General

        We will issue the Securities under an indenture, dated as of June 1, 2001, between us and JPMorgan Chase Bank, as trustee. The indenture is more fully described in the accompanying prospectus under "Description of Debt Securities" on page 5 of the accompanying prospectus.

        The Securities are being issued in an aggregate principal amount of $15,500,000, and will mature on September 30, 2008. The Securities will be issued in the form of one or more fully registered global securities in denominations of $1,000 or integral multiples of $1,000.

        The Securities will be our unsecured obligations and will rank prior to all of our subordinated indebtedness and on an equal basis with all of our other senior unsecured indebtedness.

        You will receive a redemption amount in cash at maturity that will equal the amount you invested in the Securities multiplied by the sum of 1 plus the index return. If at all times during the term of the Securities the level of the S&P 500® Index remains above the Loss of Protection Trigger, which is 58.0% of the Initial Index Level, the index return will equal the greater of zero and any percentage increase in the level of the S&P 500® Index. Therefore, you will participate in any appreciation in the S&P 500® Index over the term of the Securities and will receive at least your Investment Amount at maturity. If at any time during the term of the Securities the level of the S&P 500® Index falls to or below the Loss of Protection Trigger, the index return will equal the percentage increase or decrease in the level of the S&P 500® Index. Therefore, you will participate in any appreciation or depreciation in the level of the S&P 500® Index, you will no longer be assured of receiving at least your Investment Amount at maturity, and you could receive zero. This would be the case if at any time during the term of the Securities the level of the S&P 500® Index falls to or below the Loss of Protection Trigger, even if it later exceeds that trigger or is above the Loss of Protection Trigger at maturity. The Initial Index Level is 995.97, which is the closing level of the S&P 500® Index on September 30, 2003. The Loss of Protection Trigger expressed numerically is 577.66.

        We may, without your consent, increase the outstanding principal amount of the Securities in the future, on the same terms and conditions and with the same CUSIP number as the Securities being offered hereby, as more fully described in "—Further Issues" below.

        The Securities have been approved for listing on the American Stock Exchange, subject to official notice of issuance, under the symbol "IPJ.A".

Interest

        We will not pay you interest or other amounts during the term of the Securities.

Redemption at the Option of the Holder; Defeasance

        The Securities are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities—Defeasance".

Maturity Date

        The maturity date of the Securities is September 30, 2008; however, if a market disruption event exists on the valuation date for the Final Index Level, as determined by the calculation agent, the maturity date will be the later of September 30, 2008 and the third index business day following the day on which the Final Index Level is calculated. Please refer to "—Market Disruption Events" below. No interest or other payment will be payable because of any postponement of the maturity date.

Redemption at Maturity

        Unless previously redeemed, or purchased by us and cancelled, each Security will be redeemed on the maturity date at the cash redemption amount described below.

Redemption Amount

        We will redeem the Securities at maturity for a redemption amount in cash that will equal your Investment Amount multiplied by the sum of 1 plus the index return.

        The index return is based on the difference between the Final Index Level and the Initial Index Level, expressed as a percentage. How the index return will be calculated depends on whether the S&P 500® Index remains above the Loss of Protection Trigger for the term of the Securities:

  •
  If at all times during the term of the Securities the level of the S&P 500® Index remains above the Loss of Protection Trigger, the index return will be the greater of:

(a)	Zero; and

(b)	[	Final Index Level—Initial Index Level Initial Index Level	]

Thus, in the event that the level of the S&P 500® Index remains above the Loss of Protection Trigger for the term of the Securities, the redemption amount will equal at least your Investment Amount.

  •
  If on any day during the term of the Securities the level of the S&P 500® Index falls to or below the Loss of Protection Trigger, the index return will be:

[	Final Index Level—Initial Index Level Initial Index Level	]

Therefore, if on any day during the term of the Securities the level of the S&P 500® Index falls to or below the Loss of Protection Trigger, whether or not it subsequently increases above that trigger, the index return will be the actual percentage change in the level of the S&P 500® Index, which may be negative.

        The Initial Index Level is 995.97. The Final Index Level will equal the closing level of the S&P 500® Index on September 25, 2008 or, if such day is not an index business day, the first following day that is an index business day, subject to the provisions described in "—Market Disruption Events" below.

        The closing level of the S&P 500® Index will, on any index business day, be the level of the S&P 500® Index determined by the calculation agent at the valuation time, which is the time at which S&P calculates the closing level of the S&P 500® Index on such index business day, as calculated and published by S&P, subject to the provisions described under "—Adjustments to the Calculation of the S&P 500® Index" below.

        An index business day is any day that is (or, but for the occurrence of a market disruption event, would have been) a trading day on The Nasdaq Stock Market, the New York Stock Exchange, the American Stock Exchange, the Chicago Mercantile Exchange and the Chicago Board Options

Exchange, other than a day on which one or more of these exchanges is scheduled to close prior to its regular weekday closing time.

        A market disruption event is, in respect of the S&P 500® Index, the occurrence or existence on any index business day during the one-half hour period that ends at the relevant valuation time, of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) on (a) the Nasdaq Stock Market, the New York Stock Exchange and/or the American Stock Exchange in securities that comprise 21% or more of the level of the S&P 500® Index based on a comparison of (1) the portion of the level of the S&P 500® Index attributable to each security in which trading is, in the determination of the calculation agent, materially suspended or materially limited relative to (2) the overall level of the S&P 500® Index, in the case of (1) or (2) immediately before that suspension or limitation; (b) the Chicago Mercantile Exchange and/or the Chicago Board Options Exchange in options contracts on the S&P 500® Index; or (c) the Chicago Mercantile Exchange and/or the Chicago Board Options Exchange in futures contracts on the S&P 500® Index; in the case of (a), (b) or (c) if, in our determination, such suspension or limitation is material.

Market Disruption Events

        If the calculation agent determines that on the valuation date for the Final Index Level a market disruption event exists, then such valuation date will be postponed to the first succeeding index business day on which the calculation agent determines that no market disruption event exists, unless the calculation agent determines that a market disruption event exists on each of the five index business days immediately following the valuation date. In that case, (a) the fifth succeeding index business day after the original valuation date will be deemed to be the valuation date, notwithstanding the market disruption event, and (b) the calculation agent will determine the Final Index Level on the deemed valuation date in accordance with the formula for and method of calculating the S&P 500® Index last in effect prior to the commencement of the market disruption event using exchange traded prices on the Nasdaq Stock Market, the New York Stock Exchange and/or the American Stock Exchange (as determined by the calculation agent in its sole and absolute discretion) or, if trading in any security or securities comprising the S&P 500® Index has been materially suspended or materially limited, its good faith estimate of the prices that would have prevailed on the Nasdaq Stock Market, the New York Stock Exchange and/or the American Stock Exchange (as determined by the calculation agent in its sole and absolute discretion) but for the suspension or limitation, as of the valuation time on the deemed valuation date, of each such security comprising the S&P 500® Index (subject to the provisions described under "—Adjustments to the Calculation of the S&P 500® Index" below).

        In the event that a market disruption event exists on the valuation date for the Final Index Level, the maturity date of the Securities will be the later of September 30, 2008 and the third index business day following the day on which the Final Index Level is calculated. No interest or other payment will be payable because of any such postponement of the maturity date.

Adjustments to the Calculation of the S&P 500® Index

        If the S&P 500® Index is (a) not calculated and announced by S&P but is calculated and announced by a successor acceptable to the calculation agent or (b) replaced by a successor index using, in the determination of the calculation agent, the same or a substantially similar formula for and method of calculation as used in the calculation of the S&P 500® Index, then the S&P 500® Index will be deemed to be the index so calculated and announced by that successor sponsor or that successor index, as the case may be.

        Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, which will provide notice (as described in "—Notices" below) of the selection of the successor index to the registered holders of the Securities.

        If (x) on or prior to the valuation date for the Final Index Level, S&P makes, in the determination of the calculation agent, a material change in the formula for or the method of calculating the S&P 500® Index or in any other way materially modifies the S&P 500® Index (other than a modification prescribed in that formula or method to maintain the S&P 500® Index in the event of changes in constituent stocks and capitalization and other routine events) or (y) on such valuation date S&P (or a successor sponsor) fails to calculate and announce the S&P 500® Index, then the calculation agent will calculate the redemption amount using, in lieu of a published level for the S&P 500® Index, the closing level for the S&P 500® Index as at the valuation time on the valuation date as determined by the calculation agent in accordance with the formula for and method of calculating the S&P 500® Index last in effect prior to that change or failure, but using only those securities that comprised the S&P 500® Index immediately prior to that change or failure. Notice of adjustment of the S&P 500® Index will be provided as described in "—Notices" below.

        All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the Securities, absent manifest error.

Purchases

        We may at any time purchase any Securities, which may, in our sole discretion, be held, sold or cancelled.

Cancellation

        Upon (i) the purchase and surrender for cancellation of any Securities by us or (ii) the redemption of any Securities, such Securities will be cancelled by the trustee.

Events of Default and Acceleration

        In case an event of default (as defined in the accompanying prospectus) with respect to any Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (in accordance with the acceleration provisions set forth in the accompanying prospectus) will be determined by the calculation agent and will equal, for each Security, the redemption amount calculated as if the valuation date for the Final Index Level was the date of acceleration.

Book-Entry, Delivery and Form

        We will issue the Securities in the form of one or more fully registered global securities, or the global securities, in denominations of $1,000 or integral multiples of $1,000. We will deposit the Securities with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, as the depositary, and will register the Securities in the name of Cede & Co., DTC's nominee. Your beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. You may elect to hold interests in the global securities through either DTC (in the United States) or Clearstream Banking, société anonyme, which we refer to as Clearstream, Luxembourg, or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, which we refer to as Euroclear, (outside of the United States) if you are participants of such systems, or indirectly through organizations which are participants in such systems. Interests held through Clearstream, Luxembourg and Euroclear will be recorded on DTC's books as being held by the U.S. depositary for each of Clearstream, Luxembourg and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants' customers' securities accounts. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        As long as the Securities are represented by global securities, we will pay the redemption amount of the Securities to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream, Luxembourg or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. We have been advised by DTC, Clearstream, Luxembourg and Euroclear, respectively, as follows:

  •
  As to DTC: DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

  •
  As to Clearstream, Luxembourg: Clearstream, Luxembourg has advised us that it was incorporated as a limited liability company under Luxembourg law. Clearstream, Luxembourg is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

  Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thus eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in many currencies, including United States dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depositary and custodial relationships. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

  As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream, Luxembourg customers are limited to securities brokers and dealers and banks, and may include the underwriter for the Securities. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg customer may obtain indirect access to Clearstream, Luxembourg. Clearstream, Luxembourg is an indirect participant in DTC.

  The redemption amount of the Securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg from DTC.

  •
  As to Euroclear: Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

  Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriter for the Securities. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC. The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear operator.

  The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear operator. Specifically, these terms and conditions govern:

    •
    transfers of securities and cash within Euroclear;

    •
    withdrawal of securities and cash from Euroclear; and

    •
    receipt of payments with respect to securities in Euroclear.

  All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

  The redemption amount of the Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear operator from DTC.

Global Clearance and Settlement Procedures

        You will be required to make your initial payment for the Securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by DTC; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to DTC to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and make or receive payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

        Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Securities

        If any of the events described under the last paragraph of "Description of Debt Securities—Book-Entry System" on page 6 of the accompanying prospectus occurs, we will issue a certificated form of definitive securities in an amount equal to a holder's beneficial interest in the Securities. Definitive securities will be issued in denominations of $1,000 or integral multiples of $1,000, and will be registered in the name of the person DTC specifies in a written instruction to the registrar of the Securities.

        In the event definitive securities are issued:

  •
  holders of definitive securities will be able to receive the redemption amount on their Securities at the office of our paying agent maintained in the Borough of Manhattan;

  •
  holders of definitive securities will be able to transfer their Securities, in whole or in part, by surrendering the Securities, with a duly completed form of transfer, for registration of transfer at the office of our transfer agent, JPMorgan Chase Bank. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer; and

  •
  any moneys we pay to our paying agent for the payment of the redemption amount on the Securities which remain unclaimed at the second anniversary of the date such payment was due will be returned to us, and thereafter holders of definitive securities may look only to us, as general unsecured creditors, for payment.

Calculation Agent

        The calculation agent is Credit Suisse First Boston International, an affiliate of ours. The calculations and determinations of the calculation agent will be final and binding upon all parties (except in the case of manifest error). The calculation agent will have no responsibility for good faith errors or omissions in its calculations and determinations, whether caused by negligence or otherwise. The calculation agent will not act as your agent. You will not be entitled to make any claim against us and/or the calculation agent in the case where S&P or the distributor of the S&P 500® Index will have made any error, omission or other incorrect statement in connection with the calculation and public announcement of the S&P 500® Index. Because the calculation agent is an affiliate of ours, potential conflicts of interest may exist between you and the calculation agent. Please refer to "Risk Factors—There may be potential conflicts of interest".

Further Issues

        We may from time to time, without notice to or the consent of the registered holders of the Securities, create and issue further securities ranking on an equal basis with the Securities being offered hereby in all respects. Such further securities will be consolidated and form a single series with the Securities being offered hereby and will have the same terms as to status, redemption or otherwise as the Securities being offered hereby.

Notices

        Notices to holders of the Securities will be made by first class mail, postage prepaid, to the registered holders.

Governing Law

        The indenture and the Securities will be governed by and construed in accordance with the laws of the State of New York.

THE S&P 500® INDEX

        Unless otherwise stated, all information regarding the S&P 500® Index provided in this prospectus supplement is derived from S&P or other publicly available sources. Such information reflects the policies of S&P as stated in such sources, and such policies are subject to change by S&P. We do not assume any responsibility for the accuracy or completeness of such information. S&P is under no obligation to continue to publish the S&P 500® Index and may discontinue publication of the S&P 500® Index at any time.

        The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The value of the S&P 500® Index is calculated using a base-weighted aggregate methodology. This means that the level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to a particular base period. The total market value of a company is determined by multiplying the price of its stock by the number of shares outstanding. The amount of dividends or other distributions paid on a company's stock is not taken into account in calculating the S&P 500® Index. Please refer to "—Calculation of the S&P 500® Index" below.

        As of September 12, 2003, the major industry groups covered in the S&P 500® Index (listed according to their respective capitalization in the S&P 500® Index) were as follows: Financials (20.3%), Information Technology (17.7%), Health Care (13.9%), Consumer Staples (11.3%), Consumer Discretionary (11.1%) and Industrials (10.7%). S&P selects companies for inclusion in the S&P 500® Index with the goal of achieving a distribution by broad industry category that approximates the distribution of these categories over an assumed model of the total equity market. Relevant selection criteria include the viability of the company, the extent to which the company represents its assigned industry category, the extent to which the market price of the company's stock is responsive to changes in the affairs of the relevant industry and the market value and trading activity of the stock of the company.

        The securities included in the S&P 500® Index are evaluated on an annual basis. However, the composition of the S&P 500® Index is examined quarterly and such examination may result in changes in the stocks comprising the S&P 500® Index. Changes in the stocks comprising the S&P 500® Index may also occur from time to time when, for example, S&P determines that a company or companies included in the S&P 500® Index are involved in mergers, acquisitions or restructurings such that they no longer meet the criteria for inclusion.

Calculation of the S&P 500® Index

        S&P currently computes the S&P 500® Index as of a set time as follows:

  •
  the product of the market price per share and the number of then outstanding shares of each component stock is determined at that time (which we refer to as the market value of that stock);

  •
  the market values of all component stocks are then aggregated;

  •
  the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

  •
  the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the base value);

  •
  the current aggregate market value of all component stocks is divided by the base value; and

  •
  the resulting quotient, expressed in decimals, is multiplied by ten.

        While S&P currently employs the above methodology to calculate the S&P 500® Index, we cannot assure you that S&P will not modify or change this methodology in a manner that may affect the redemption amount at maturity to beneficial owners of the Securities.

        S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

  •
  the issuance of stock dividends;

  •
  the granting to shareholders of rights to purchase additional shares of stock;

  •
  the purchase of shares by employees pursuant to employee benefit plans;

  •
  consolidations and acquisitions;

  •
  the granting to shareholders of rights to purchase other securities of the issuer;

  •
  the substitution by S&P of particular component stocks in the S&P 500® Index; or

  •
  other reasons.

        In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value	×	New Market Value Old Market Value	=	New Base Value

        The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P 500® Index.

        Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P 500® Index or any successor index. S&P does not guarantee the accuracy or completeness of the S&P 500® Index or any data included in the S&P 500® Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the S&P 500® Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P 500® Index or the manner in which the S&P 500® Index is applied in determining the amount payable at maturity.

Performance of the S&P 500® Index

        The annual appreciation or depreciation of the S&P 500® Index, expressed numerically and as a percentage, from the year ended December 31, 1982 through the year ended December 31, 2002 are set out below. Please note that the index return on the Securities will be based on a period of 60 months rather than 12 months. The future performance of the S&P 500® Index cannot be predicted based on its historical performance. We cannot guarantee that the level of the S&P 500® Index will increase or that you will not receive at maturity an amount substantially less than the amount you invested in the Securities.

Year Ending	Index Closing Level	Annual Appreciation/ Depreciation Expressed Numerically	Annual Appreciation/ Depreciation as a Percentage
December 31, 1982	140.60
December 31, 1983	164.93	24.29	17.27%
December 31, 1984	167.24	2.31	1.40%
December 31, 1985	211.28	44.04	26.33%
December 31, 1986	242.17	30.89	14.62%
December 31, 1987	247.08	4.91	2.03%
December 31, 1988	277.72	30.64	12.40%
December 31, 1989	353.40	75.68	27.25%
December 31, 1990	330.22	-23.18	-6.56%
December 31, 1991	417.09	86.87	26.31%
December 31, 1992	435.71	18.62	4.46%
December 31, 1993	466.45	30.74	7.06%
December 31, 1994	459.27	-7.18	-1.54%
December 31, 1995	615.93	156.66	34.11%
December 31, 1996	740.74	124.81	20.26%
December 31, 1997	970.43	229.69	31.01%
December 31, 1998	1229.23	258.80	26.67%
December 31, 1999	1469.25	240.02	19.53%
December 31, 2000	1320.28	-148.97	-10.14%
December 31, 2001	1148.08	-172.20	-13.04%
December 31, 2002	879.82	-268.26	-23.36%

        Source: Bloomberg, CSFB analysis

        The following graph illustrates the historical performance of the S&P 500® Index based on the closing level at the end of each year from 1982 through 2002.

        The following graph illustrates the percentage increase or decrease in the S&P 500® Index for each of the years from 1982 to 2002.

        Past performance of the S&P 500® Index is not indicative of future S&P 500® Index performance. The closing level of the S&P 500® Index on September 30, 2003 was 995.97.

License Agreement

        We and S&P are parties to a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including the Securities.

        The license agreement between S&P and us provides that language substantially the same as the following language must be stated in this prospectus supplement:

  The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P 500® Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to us or the Securities. S&P has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued, sold, purchased, written or entered into by the Licensee or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

  S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain United States federal income tax consequences of owning and disposing of Securities that may be relevant to United States holders of Securities that acquire their Securities from us as part of the original issuance of the Securities. For purposes of this discussion, the term United States holder means (1) a person who is a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes. If a partnership holds Securities, the United States federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the Securities.

        This discussion applies only to United States holders that hold their Securities as capital assets within the meaning of the Internal Revenue Code, or the Code. Further, this discussion does not address all of the United States federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are a:

  •
  financial institution,

  •
  foreign person,

  •
  mutual fund,

  •
  tax-exempt organization,

  •
  insurance company,

  •
  dealer in securities or foreign currencies,

  •
  person (including traders in securities) using a mark-to-market method of accounting,

  •
  person who holds Securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for United States federal income tax purposes.

        The discussion is based upon the Code, laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the IRS has been or will be sought as to the United States federal income tax consequences of the ownership and disposition of Securities, and the following discussion is not binding on the IRS.

        You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of Securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

        Based on the advice of our special tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, the Securities should be treated as a pre-paid cash-settled forward contract with respect to the stocks that comprise the S&P 500® Index, and the terms of your Securities require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Securities for all tax purposes in accordance with such characterization. If your Securities are so treated, you should recognize capital gain or loss upon the maturity of your Securities (or upon your sale, exchange or other disposition of your Securities prior to their maturity) in an amount equal to the difference between the amount realized at such time and your tax basis in the Securities. In addition, your tax basis in your Securities would generally be equal to the price you paid for them. Capital gain of a noncorporate United States holder is generally subject to tax at a maximum rate of 15% if the property is held for more than one year.

        The characterization of the Securities as pre-paid forward contracts as described above is not entirely free from doubt and it is possible that the IRS would seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the Securities constitute "contingent payment debt instruments" that are subject to special tax rules governing the recognition of income over the term of your Securities. If the Securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the Securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the Securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognized upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter would be capital loss.

        You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Securities for United States federal income tax purposes.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated September 30, 2003, we have agreed to sell $15,500,000 principal amount of Securities to Credit Suisse First Boston LLC.

        The underwriting agreement provides that Credit Suisse First Boston LLC is obligated to purchase all of the Securities if any is purchased.

        Credit Suisse First Boston LLC proposes to offer the Securities at the offering price set forth on the cover page of this prospectus supplement. If all of the Securities are not sold at the initial offering price, Credit Suisse First Boston LLC may change the public offering price and the other selling terms. Underwriting discounts and commissions as set forth on the cover page of this prospectus supplement will be paid, currently or in the future, to Credit Suisse First Boston LLC on our behalf by Credit Suisse First Boston International, an affiliate of ours.

        We estimate that our out-of-pocket expenses for this offering will be approximately $3,000.

        The Securities are a new issue of securities with no established trading market. Credit Suisse First Boston LLC intends to make a secondary market in the Securities. Any of our broker-dealer subsidiaries or affiliates, including Credit Suisse First Boston LLC, may use this prospectus supplement, together with the accompanying prospectus, in connection with the offers and sales of Securities related to market-making transactions by and through our broker-dealer subsidiaries or affiliates, including Credit Suisse First Boston LLC, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Any of our broker-dealer subsidiaries or affiliates, including Credit Suisse First

Boston LLC, may act as principal or agent in such transactions. None of our broker-dealer subsidiaries or affiliates, including Credit Suisse First Boston LLC, has any obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice, at its sole discretion. No assurance can be given as to the liquidity of the trading market for the Securities.

        Credit Suisse First Boston LLC, the underwriter, is our affiliate. The offering therefore is being conducted in accordance with the applicable provisions of Section 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.

        We have agreed to indemnify Credit Suisse First Boston LLC against liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments, which Credit Suisse First Boston LLC may be required to make in that respect.

        In connection with the offering, Credit Suisse First Boston LLC may engage in stabilizing transactions and over-allotment transactions in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying Security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by Credit Suisse First Boston LLC in excess of the principal amount of Securities Credit Suisse First Boston LLC is obligated to purchase, which creates a short position. Credit Suisse First Boston LLC will close out any short position by purchasing Securities in the open market.

        These stabilizing transactions may have the effect of raising or maintaining the market prices of the Securities or preventing or retarding a decline in the market prices of the Securities. As a result, the prices of the Securities may be higher than the prices that might otherwise exist in the open market. These transactions may be effected on the American Stock Exchange and, if commenced, may be discontinued at any time.

        The Securities may be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

        Credit Suisse First Boston LLC has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the Securities directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Securities, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that it will not impose any obligations on us except as set forth in the underwriting agreement.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the Securities in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Securities are made. Any resale of the Securities in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Securities.

Representations of Purchasers

        By purchasing the Securities in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the Securities without the benefit of a prospectus qualified under those securities laws;

  •
  where required by law, that the purchaser is purchasing as principal and not as agent; and

  •
  the purchaser has reviewed the text above under "—Resale Restrictions".

Rights of Action (Ontario Purchasers)

        Under Ontario securities legislation, a purchaser who purchases a Security offered by this prospectus supplement and the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the Securities, for rescission against us in the event that this prospectus supplement and the accompanying prospectus contains a misrepresentation. Such a purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Securities. If such a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Securities were offered to the purchaser and if the purchaser is shown to have purchased the Securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of Securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Securities in their particular circumstances and about the eligibility of the Securities for investment by the purchaser under relevant Canadian legislation.

CERTAIN ERISA CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Section 4975 of the Code impose certain requirements on (a) employee benefit plans (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) plans or other arrangements described in Section 4975(e)(1) of the Code subject to Section 4975 of the Code, (c) entities whose underlying assets include "plan assets" by reason of any such plan's or arrangement's investment in the entity (we refer to the foregoing collectively as Plans) and (d) persons who are fiduciaries with respect to Plans. In addition, although governmental plans and certain church plans are not subject to Section 406 of ERISA or Section 4975 of the Code, certain governmental plans may be subject to other laws that are substantially similar to those provisions, or Similar Law.

        In addition to ERISA's general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., "parties in interest" as defined in ERISA or "disqualified persons" as defined in Section 4975 of the Code (we refer to the foregoing collectively as "parties in interest") unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest who engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including Credit Suisse First Boston LLC and the calculation agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in Securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the Securities may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

        In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase Securities, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). There can be no assurance that any of these class exemptions (or any other exemption) will be available with respect to transactions involving the Securities.

        Each purchaser or holder of a Security, and each fiduciary who causes any entity to purchase or hold a Security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such Securities, that either (i) it is neither a Plan nor a governmental plan subject to Similar Law; or (ii) its purchase, holding and subsequent disposition of such Securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law by reason of PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or a similar exemption from a Similar Law prohibition.

        Fiduciaries of any Plans (and any governmental plans subject to Similar Law) should consult their own legal counsel before purchasing the Securities. We also refer you to "ERISA" in the accompanying prospectus.

        Nothing herein shall be construed as a representation that an investment in the Securities would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans generally or any particular Plan.

INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports and other information with the Securities and Exchange Commission, or the SEC. For information on the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, we refer you to "Where You Can Find More Information" on page 2 of the accompanying prospectus. In addition to the documents listed in the accompanying prospectus, we incorporate by reference in this prospectus supplement and the accompanying prospectus the following documents and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the offering of the Securities is completed:

  •
  Our Annual Report on Form 10-K for the period ended December 31, 2002, filed on March 27, 2003.

  •
  Our Quarterly Report on Form 10-Q for the period ended March 31, 2003, filed on May 13, 2003, and our Quarterly Report on Form 10-Q for the period ended June 30, 2003, filed on August 11, 2003.

  •
  Our Current Reports on Form 8-K filed on January 8, 2003, January 22, 2003, February 19, 2003, March 21, 2003, March 27, 2003, April 25, 2003, May 2, 2003, May 13, 2003 and August 6, 2003.

U.S. $10,000,000,000

CREDIT SUISSE FIRST BOSTON (USA), INC.

Debt Securities
Warrants

        We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

        Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

The date of this prospectus is April 29, 2002.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $10,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., at 450 Fifth Street, N.W., Washington, D.C. 20549 and in Chicago, at 500 West Madison Street, Chicago, Illinois 60661. The SEC's public reference room in New York, New York, formerly located at Seven World Trade Center and destroyed in the September 11, 2001 attack on the World Trade Center, has been relocated to the Woolworth Building at 233 Broadway, New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which will be incorporated by reference until we sell all of the securities described in this prospectus:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2001; and

  •
  our Current Reports on Form 8-K filed on November 7, 2000, November 17, 2000, January 22, 2002 and February 1, 2002.

        You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Credit Suisse First Boston (USA), Inc.
Eleven Madison Avenue
New York, New York 10010
Attention: Corporate Secretary
(212) 325-2000

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

        We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part that include the form of proposed underwriting agreement and proposed forms of indentures. You should read the exhibits carefully for provisions that may be important to you.

FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes", "expects", "anticipates", "intends", "plans", "estimates" or similar expressions.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements, including those described in this prospectus and any prospectus supplement or pricing supplement and the information incorporated by reference in this prospectus. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

USE OF PROCEEDS

        Unless we tell you otherwise in a prospectus supplement, we will use the net proceeds from the sale of these securities for general corporate purposes, including refinancing existing indebtedness. We may also invest the net proceeds temporarily in short-term securities.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Years Ended December 31,
	2001	2000	1999	1998	1997
Ratio of earnings to fixed charges(1)(2)	0.98	0.82	1.19	1.13	1.16

(1)
For the purpose of calculating the ratio of earnings to fixed charges, (a) earnings consist of income before the provision for income taxes and fixed charges and (b) fixed charges consist of interest expenses and one-third of rental expense which is deemed representative of an interest factor.

(2)
For the years ended December 31, 2001 and 2000, the dollar deficiency of the ratio of earnings to fixed charges was $215,000 and $1,522,000, respectively.

CREDIT SUISSE FIRST BOSTON (USA), INC.

        We are a leading integrated investment bank that serves institutional, corporate, government and individual clients. We are the product of a business combination. On November 3, 2000, Credit Suisse Group acquired Donaldson, Lufkin & Jenrette, Inc., or DLJ. Credit Suisse Group is a global financial services company, providing a comprehensive range of insurance, banking and investment banking products in Switzerland and abroad. Credit Suisse First Boston Corporation, or CSFB Corp., Credit Suisse Group's principal U.S. registered broker-dealer subsidiary, became a subsidiary of DLJ, and DLJ changed its name to Credit Suisse First Boston (USA), Inc. We are now part of the Credit Suisse First Boston business unit of Credit Suisse Group.

        Our principal executive offices are located at Eleven Madison Avenue, New York, New York 10010, and our telephone number is (212) 325-2000.

        All references to "we" or "us" in this prospectus are to Credit Suisse First Boston (USA), Inc.

DESCRIPTION OF DEBT SECURITIES

        We may issue either senior debt securities or subordinated debt securities. Senior debt securities and subordinated debt securities will be issued in one or more series under either the senior indenture or the subordinated indenture between us and JPMorgan Chase Bank, as trustee. In the following discussion, we sometimes refer to the two indentures as the "indentures".

        This prospectus briefly outlines the provisions of the indentures. The forms of the indentures have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you. The indentures are substantially identical except for the subordination provision described below.

        We are a holding company and depend upon the earnings and cash flow of our subsidiaries to meet our obligations under the debt securities. Since the creditors of any of our subsidiaries would generally have a right to receive payment that is superior to our right to receive payment from the assets of that subsidiary, holders of our debt securities will be effectively subordinated to creditors of our subsidiaries. In addition, the Exchange Act and the New York Stock Exchange impose net capital requirements on some of our subsidiaries which limit their ability to pay dividends and make loans and advances to us.

        In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions.

Issuances in Series

        The indentures do not limit the amount of debt we may issue. We may issue the debt securities in one or more series with the same or various maturities, at a price of 100% of their principal amount or at a premium or a discount. The debt securities will not be secured by any of our property or assets.

        The prospectus supplement relating to any series of debt securities being offered will contain the specific terms relating to the offering. These terms will include some or all of the following:

  •
  whether the debt securities are senior or subordinated;

  •
  the total principal amount of the debt securities;

  •
  the percentage of the principal amount at which the debt securities will be issued and whether the debt securities will be "original issue discount" securities for U.S. federal income tax purposes. If we issue original issue discount debt securities (securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance), we will describe the special U.S. federal income tax and other considerations of a purchase of original issue discount debt securities in the applicable prospectus supplement;

  •
  the date or dates on which principal will be payable and whether the debt securities will be payable on demand by the holders on any date;

  •
  the manner in which we will calculate payments of principal, premium or interest and whether any payment will be fixed or based on an index or formula or the value of another security, commodity or other asset;

  •
  the interest payment dates;

  •
  optional or mandatory redemption terms;

  •
  authorized denominations, if other than $1,000 and integral multiples of $1,000;

  •
  the terms on which holders of the debt securities may or are required to convert or exchange these securities into or for our securities or securities of another entity and any specific terms relating to the conversion or exchange feature;

  •
  the currency in which the debt securities will be denominated or principal, premium or interest will be payable, if other than U.S. dollars;

  •
  whether the debt securities are to be issued as individual certificates to each holder or in the form of global certificates held by a depositary on behalf of holders;

  •
  information describing any book-entry features;

  •
  whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts;

  •
  the names and duties of any co-trustees, depositories, authenticating agents, paying agents, transfer agents or registrars for any series; and

  •
  any other terms consistent with the above.

Payment and Transfer

        We will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the trustee or another agent appointed by us. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register.

        Unless we describe other procedures in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

        Neither we nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

Book-Entry System

        We may issue debt securities under a book-entry system in the form of one or more global securities. We will register the global securities in the name of a depositary or its nominee and deposit the global securities with that depositary. Unless we state otherwise in the prospectus supplement, The Depository Trust Company, New York, New York, or DTC, will be the depositary if we use a depositary.

        DTC has advised us as follows:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

  •
  DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

  •
  DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC.

  •
  Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Since the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

        So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

        We will make all payments of principal, premium and interest on the debt securities to the depositary. We expect that the depositary will then credit participants' accounts proportionately with these payments on the payment date and that the participants will in turn credit their customers in accordance with their customary practices. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

        Global certificates are generally not transferable. We will issue physical certificates to beneficial owners of a global note if:

  •
  the depositary notifies us that it is unwilling or unable to continue as depositary and we do not appoint a successor within 90 days;

  •
  the depositary ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor within 90 days; or

  •
  we decide in our sole discretion that we do not want to have the debt securities of that series represented by global certificates.

Subordination

        When we use the term "senior indebtedness", we mean:

  •
  any money we have borrowed (other than money we owe to any of our subsidiaries);

  •
  any money borrowed by someone else where we have assumed or guaranteed their obligations, directly or indirectly;

  •
  any letters of credit and acceptances made by banks on our behalf; and

  •
  indebtedness that we have incurred or assumed in connection with the acquisition of any property.

        The subordinated indenture provides that we cannot:

  •
  make any payments of principal, premium or interest on the subordinated debt securities;

  •
  acquire any subordinated debt securities; or

  •
  defease any subordinated debt securities;

        if

  •
  any senior indebtedness in an aggregate principal amount of more than $50.0 million has become due either on maturity or as a result of acceleration or otherwise and the principal, premium and interest on that senior indebtedness has not yet been paid in full by us; or

  •
  we have defaulted in the payment of any principal, premium or interest on any senior indebtedness in an aggregate principal amount of more than $50.0 million at the time the payment was due, unless and until the payment default is cured by us or waived by the holders of the senior indebtedness.

        In addition, if there is a default on any senior indebtedness other than a default by us in the payment of principal, premium or interest and that default would allow the holders of the senior indebtedness to accelerate the senior indebtedness so that it would become immediately due and payable at that time or in the future, then we may not be allowed to make any payments of principal, premium or interest on the subordinated debt securities. In order for this to happen, the holders of a majority in principal amount of all the senior indebtedness have to so notify us and the trustee.

        However, if the senior indebtedness is not accelerated within 180 days after notice was given, then we will have to pay the holders of the subordinated debt securities all of the money that they would have been paid during the 180-day payment blockage period and resume making regular payments on the subordinated debt securities. Only one payment blockage period can commence in any 360-day period, even if we or the trustee receive more than one notice. A default that existed upon the commencement of one payment blockage period cannot be the reason for starting a second payment blockage period unless we cured (or the holders of the senior indebtedness waived) the original default for a period of at least 90 days.

        If we make any payment to the trustee or the holders of the subordinated debt securities when we were not supposed to make the payment because of a payment blockage period, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness to the extent of their claims.

        If we are liquidated, the holders of the senior indebtedness will be entitled to receive payment in full for principal, premium and interest on the senior indebtedness before the holders of subordinated debt securities receive any of our assets. As a result, holders of subordinated debt securities may receive a smaller proportion of our assets in bankruptcy or liquidation than holders of senior indebtedness.

        Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities, we will be in default on our obligations under the subordinated indenture if we do not make the payment when due. This means that the trustee and the holders of subordinated debt securities can take action against us, but they would not receive any money until the claims of the senior indebtedness have been fully satisfied.

        The subordinated indenture allows the holders of senior indebtedness to obtain specific performance of the subordination provisions from us or any holder of subordinated debt securities.

Consolidation, Merger or Sale

        We have agreed not to consolidate with or merge into any other person or convey or transfer all or substantially all of our properties and assets to any person, unless:

  •
  we are the continuing person; or

  •
  the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium and interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform.

        Also, if we consolidate, merge or convey or transfer all or substantially all of our properties and assets and the successor is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences to outstanding debt securities or any debt securities issued thereafter.

        In either case, we will also have to deliver a certificate to the trustee stating that after giving effect to the merger there will not be any defaults under the applicable indenture and, if we are not the continuing person, an opinion of counsel stating that the merger and the supplemental indenture comply with these provisions and that the supplemental indenture is a legal, valid and binding obligation of the successor corporation. (Section 5.01)

Modification of the Indentures

        In general, our rights and obligations and the rights of the holders under the indentures may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, Section 9.02 of each indenture provides that, unless each affected holder agrees, the amendment cannot:

  •
  make any adverse change to any payment term of a debt security such as extending the maturity date, extending the date on which we have to pay interest or make a sinking fund payment, reducing the interest rate, reducing the amount of principal we have to repay, changing the currency in which we have to make any payment of principal, premium or interest, modifying any redemption or repurchase right to the detriment of the holder, modifying any right to convert or exchange the debt securities for another security to the detriment of the holder, and impairing any right of a holder to bring suit for payment;

  •
  reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default;

  •
  waive any payment default; or

  •
  make any change to Section 9.02 of either indenture.

        However, if we and the trustee agree, we can amend the indentures without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

        In particular, if we and the trustee agree, we can amend the indentures without notifying any holders or seeking their consent to add a guarantee from a third party on our outstanding and future debt securities to be issued under the indenture.

Events of Default

        When we use the term "event of default" in the indentures, here are some examples of what we mean.

        Unless otherwise specified in a prospectus supplement, an event of default with respect to a series of debt securities occurs if:

  •
  we fail to pay the principal or any premium on any debt security of that series when due;

  •
  we fail to pay interest when due on any debt security of that series for 30 days;

  •
  we fail to perform any other covenant in the indenture and this failure continues for 60 days after we receive written notice of it from the trustee or from the holders of 25% in principal amount of the outstanding debt securities of such series;

  •
  a creditor commences involuntary bankruptcy, insolvency or similar proceedings against us or CSFB Corp. (or any successor to all or substantially all of its business), and we are unable to obtain a stay or a dismissal of that proceeding within 60 days; or

  •
  we or CSFB Corp. voluntarily seek relief under bankruptcy, insolvency or similar laws or a court enters an order for relief against us or CSFB Corp. under these laws.

        The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to such series.

        The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders. By default we mean any event which is an event of default described above or would be an event of default but for the giving of notice or the passage of time. (Section 7.05)

        If an event of default occurs and continues, the trustee or the holders of the aggregate principal amount of the debt securities specified below may require us to repay immediately, or accelerate:

  •
  the entire principal of the debt securities of such series; or

  •
  if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement. (Section 6.02)

        If the event of default occurs because we defaulted in a payment of principal or interest on the debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series can accelerate that series of debt securities. If the event of default occurs because we failed to perform any other covenant in the indenture or any covenant that we agreed to for the benefit of one or more series of debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of all series affected, voting as one class, can accelerate all of the affected series of debt securities. If the event of default occurs because we become involved in bankruptcy proceedings, then all of the debt securities under the indenture will be accelerated automatically. If the event of default occurs because we defaulted on some of our other indebtedness or because that indebtedness becomes accelerated as described above, then the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities outstanding under the indenture, voting as one class, can accelerate all of the debt securities outstanding under the indenture. Therefore, except in the case of a default by us on a payment of principal or interest on the debt securities of your series or a default due to our bankruptcy or insolvency, it is possible that you may not be able to accelerate the debt securities of your series because of the failure of holders of other series to take action.

        The holders of a majority of the aggregate principal amount of the debt securities of all affected series, voting as one class, can rescind this accelerated payment requirement or waive any past default or event of default or allow us to not comply with any provision of the indenture. However, they cannot waive a default in payment of principal of, premium, if any, or interest on, any of the debt securities. (Section 6.04)

        Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. (Section 7.02) If they provide this reasonable indemnity, the holders of a majority in principal amount of all affected series of debt securities, voting as one class, may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. (Section 6.05)

        We are not required to provide the trustee with any certificate or other document saying that we are in compliance with the indenture or that there are no defaults.

Defeasance

        When we use the term defeasance, we mean discharge from some or all of our obligations under the indentures. If we deposit with the trustee sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

  •
  we will be discharged from our obligations with respect to the debt securities of such series; or

  •
  we will no longer be under any obligation to comply with the restrictive covenants contained in the indenture with respect to the debt securities of such series, and the events of default relating to failures to comply with covenants will no longer apply to us.

        If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Instead the holders will only be able to rely on the deposited funds or obligations for payment.

        We must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes. We must also deliver a ruling to such effect received from or published by the Internal Revenue Service if we are discharged from our obligations with respect to the debt securities.

Concerning the Trustee

        JPMorgan Chase Bank has loaned money to us and certain of our subsidiaries and affiliates and provided other services to us and has acted as trustee under certain of our and our subsidiaries and affiliates' indentures in the past and may do so in the future as a part of its regular business.

Governing Law

        The laws of the State of New York will govern the indentures and the debt securities.

DESCRIPTION OF WARRANTS

General

        We may issue warrants, including warrants to purchase debt securities, as well as other types of warrants. Warrants may be issued independently or together with any debt securities and may be attached to or separate from such debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The forms of each of the warrant agreements have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. This prospectus briefly outlines certain general terms and provisions of the warrants we may issue. Further terms of the warrants and applicable warrant agreement will be set forth in the applicable prospectus supplement.

Warrants to Purchase Debt Securities

        The applicable prospectus supplement will describe the following terms of the warrants to purchase debt securities in respect of which this prospectus is being delivered:

  •
  the title of such warrants;

  •
  the aggregate number of such warrants;

  •
  the price or prices at which such warrants will be issued;

  •
  the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

  •
  the aggregate principal amount and terms of the debt securities purchasable upon exercise of such warrants;

  •
  the price at which and currency or currencies (including composite currencies) in which the debt securities purchasable upon exercise of such warrants may be purchased;

  •
  the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

  •
  if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

  •
  if applicable, the designation and terms of the debt securities with which such warrants are issued and the number of such warrants issued with each such debt security;

  •
  if applicable, the date on and after which such warrants and the related debt securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of certain U.S. federal income tax considerations; and

  •
  any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

Other Warrants

        We may also issue other warrants to purchase or sell, on terms to be determined at the time of sale,

  •
  securities of any entity unaffiliated with us, a basket of such securities, an index or indices of such securities or any combination of the foregoing;

  •
  currencies or composite currencies; or

  •
  commodities.

        We may satisfy our obligations, if any, with respect to any such warrants by delivering the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will describe the following terms of any such warrants in respect of which this prospectus is being delivered:

  •
  the title of such warrants;

  •
  the aggregate number of such warrants;

  •
  the price or prices at which such warrants will be issued;

  •
  the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

  •
  whether such warrants are put warrants or call warrants;

  •
  (a) the specific security, basket of securities, index or indices of securities or any combination of the foregoing and the amount thereof, (b) currencies or composite currencies or (c) commodities (and, in each case, the amount thereof or the method for determining the same) purchasable or saleable upon exercise of such warrants;

  •
  the purchase price at which and the currency or currencies (including composite currencies) with which such underlying securities, currencies or commodities may be purchased or sold upon such exercise (or the method of determining the same);

  •
  whether such exercise price may be paid in cash, by the exchange of any other security offered with such warrants or both and the method of such exercise;

  •
  whether the exercise of such warrants is to be settled in cash or by the delivery of the underlying securities or commodities or both;

  •
  the date on which the right to exercise such warrants will commence and when such right will expire;

  •
  if applicable, the minimum or maximum number of such warrants that may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which such warrants are issued and the number of warrants issued with each such security;

  •
  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of certain U.S. federal income tax considerations; and

  •
  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

ERISA

        The Employee Retirement Income Security Act of 1974, as amended, or ERISA, imposes certain restrictions on employee benefit plans, including entities such as collective investment funds and separate accounts, that are subject to ERISA, which we refer to as ERISA Plans, and on persons who are fiduciaries with respect to such plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such plan who is considering the purchase of securities on behalf of such plan should determine whether such purchase is permitted under the governing plan documents and is prudent and appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio.

        Section 406 of the ERISA and Section 4975 of the Internal Revenue Code prohibit certain transaction involving ERISA Plans or a plan, such as a Keogh plan or an individual retirement account that is not subject to ERISA but is subject to Section 4975 of the Code, which together with ERISA Plans, we refer to as the Plans, and certain persons, referred to as "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code having certain relationships with such Plans. We and certain of our subsidiaries, controlling shareholders and other affiliates may each be considered a "party in interest" or "disqualified person" with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if these securities are acquired by or with the assets of a Plan with respect to which one of these entities is a service provider, unless the securities are acquired pursuant to a statutory or an administrative exemption.

        The acquisition of the securities may be eligible for one of the exemptions noted below if the acquisition:

  •
  is made solely with the assets of a bank collective investment fund and satisfies the requirements and conditions of Prohibited Transaction Class Exemption, or PTCE, 91-38 issued by the Department of Labor;

  •
  is made solely with assets of an insurance company pooled separate account and satisfies the requirements and conditions of PTCE 90-1 issued by the Department of Labor;

  •
  is made solely with assets managed by a qualified professional asset manager and satisfies the requirements and conditions of PTCE 84-14 issued by the Department of Labor;

  •
  is made solely with assets of an insurance company general account and satisfies the requirements and conditions of PTCE 95-60 issued by the Department of Labor; or

  •
  is made solely with assets managed by an in-house asset manager and satisfies the requirements and conditions of PTCE 96-23 issued by the Department of Labor.

        Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Internal Revenue Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Internal Revenue Code. Fiduciaries of any such plan should consult legal counsel before purchasing these securities.

        Under ERISA, the assets of an ERISA Plan may include assets held in the general account of an insurance company which has issued an insurance policy to that ERISA Plan or assets of an entity in which the ERISA Plan has invested. Thus, any insurance company proposing to invest assets of its general account in the securities should consider the extent to which such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust Company and Savings Bank and the enactment of Section 401(c) of ERISA. In particular, such an insurance company should consider the retroactive and prospective exemptive relief granted by PTCE 95-60 and the regulations issued by the Department of Labor, 29 C.F.R. Section 2550.401c-1 (January 5, 2000).

        Please consult the applicable prospectus supplement for further information with respect to a particular offering.

PLAN OF DISTRIBUTION

        We may sell our securities through agents, underwriters, dealers or directly to purchasers.

        Agents who we designate may solicit offers to purchase our securities.

  •
  We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

  •
  Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

  •
  Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

  •
  We may use an underwriter or underwriters in the offer or sale of our securities.

  •
  If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

  •
  We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

  •
  The underwriters will use our prospectus supplement to sell our securities.

  •
  We may use a dealer to sell our securities.

  •
  If we use a dealer, we, as principal, will sell our securities to the dealer.

  •
  The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

  •
  We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

        If CSFB Corp. or our other broker-dealer subsidiaries or affiliates participate in the distribution of our securities, we will conduct the offering in accordance with the applicable provisions of Section 2720 of the National Association of Securities Dealers, Inc., or NASD, Conduct Rules.

        In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

        We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

        We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our subsidiaries and affiliates, in the ordinary course of business.

        We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

  •
  If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

  •
  These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

  •
  We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

        Any of our broker-dealer subsidiaries or affiliates, including CSFB Corp., may use this prospectus and our prospectus supplements in connection with offers and sales of our securities in connection with market-making transactions by and through our broker-dealer subsidiaries or affiliates, including CSFB Corp., at prices that relate to the prevailing market prices of our securities at the time of the sale or otherwise. Any of our broker-dealer subsidiaries and affiliates, including CSFB Corp., may act as principal or agent in these transactions. None of our broker-dealer subsidiaries and affiliates has any obligation to make a market in any of our offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

LEGAL MATTERS

        Our General Counsel, or the General Counsel or a Deputy General Counsel of the Credit Suisse First Boston business unit of Credit Suisse Group, will pass upon the validity of our securities and certain other legal matters in connection with our offering of our securities. Cleary, Gottlieb, Steen & Hamilton, New York, New York, will pass upon certain legal matters for any agents or underwriters in connection with our offering of our securities. Cleary, Gottlieb, Steen & Hamilton provides legal services to us and our subsidiaries and affiliates from time to time.

EXPERTS

        We incorporate by reference into this prospectus and our registration statement our consolidated financial statements and financial statement schedule as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001. We have relied on the report of KPMG LLP, independent certified public accountants, also incorporated by reference into this prospectus and our registration statement, and upon their authority as experts in accounting and auditing.

Credit Suisse First Boston (USA), Inc.

QuickLinks

TABLE OF CONTENTS
SUMMARY
RISK FACTORS
CREDIT SUISSE FIRST BOSTON (USA), INC.
RATIO OF EARNINGS TO FIXED CHARGES
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
USE OF PROCEEDS AND HEDGING
CAPITALIZATION
DESCRIPTION OF THE SECURITIES
THE S&P 500® INDEX
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
CERTAIN ERISA CONSIDERATIONS
INCORPORATION BY REFERENCE
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
Credit Suisse First Boston (USA), Inc. Eleven Madison Avenue New York, New York 10010 Attention: Corporate Secretary (212) 325-2000
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
CREDIT SUISSE FIRST BOSTON (USA), INC.
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
ERISA
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS